UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2017

FAMOUS DAVE’S OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices) (Zip Code)

12701 Whitewater Drive, Suite 200, Minnetonka, MN 55343

(952) 294-1300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)Resignation of Patrick D. Walsh

Effective August 24, 2017, Patrick D. Walsh resigned from the board of directors (the “Board”) of Famous Dave’s of America, Inc. (the “Company”). Mr. Walsh has advised the Company that his resignation was not the result of any dispute or disagreement with the Company. Mr. Walsh was a member of the compensation committee and the audit committee of the Board.

(d)Appointment of Jeffery Crivello

Effective August 24, 2017, the Board appointed Jeffery Crivello to serve as a director of the Company to fill the vacancy resulting from Mr. Walsh’s resignation. Also effective August 24, 2017, Mr. Crivello has been appointed to the compensation committee and the audit committee of the Board.

Mr. Crivello, age 38, has since January 2015 served as the Chief Financial Officer of PW Partners Capital Management, LLC, a hedge fund manager, where he has primary responsibility for operations and accounting. Since 2001, Mr. Crivello has served as Chief Executive Officer of TREW Capital Management, Inc., a consulting and investment firm. From 2012 to 2015, Mr. Crivello served as a Managing Member of Maize Capital Group, LLC, a commodity investment firm.  He graduated from the University of Wisconsin-Whitewater with a B.S. degree in finance.

Mr. Crivello, who works for the same company as Patrick D. Walsh, was elected as the result of Mr. Walsh’s resignation as a director. There are no transactions that require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS DAVE’S OF AMERICA, INC.

Date: August 25, 2017	By:	/s/ Dexter Newman
Name: Dexter Newman
Title: Chief Financial Officer and Secretary